As filed with the Securities and Exchange Commission on August 16, 2023

Registration No. 333-253804

333-248560

333-240366

333-240361

333-238868

333-210140

333-189700

333-186312

333-185392

333-178405

333-139830

333-136115

333-133456

333-133455

333-131804

333-126634

333-119943

333-25833

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Post-Effective Amendment No. 2 to Registration Statement No.	333-253804
Post-Effective Amendment No. 1 to Registration Statement No.	333-248560
Post-Effective Amendment No. 1 to Registration Statement No.	333-240366
Post-Effective Amendment No. 1 to Registration Statement No.	333-240361
Post-Effective Amendment No. 1 to Registration Statement No.	333-238868
Post-Effective Amendment No. 1 to Registration Statement No.	333-210140
Post-Effective Amendment No. 1 to Registration Statement No.	333-189700
Post-Effective Amendment No. 1 to Registration Statement No.	333-186312
Post-Effective Amendment No. 1 to Registration Statement No.	333-185392
Post-Effective Amendment No. 1 to Registration Statement No.	333-178405
Post-Effective Amendment No. 1 to Registration Statement No.	333-139830
Post-Effective Amendment No. 1 to Registration Statement No.	333-136115
Post-Effective Amendment No. 1 to Registration Statement No.	333-133456
Post-Effective Amendment No. 1 to Registration Statement No.	333-133455
Post-Effective Amendment No. 1 to Registration Statement No.	333-131804
Post-Effective Amendment No. 1 to Registration Statement No.	333-126634
Post-Effective Amendment No. 1 to Registration Statement No.	333-119943
Post-Effective Amendment No. 1 to Registration Statement No.	333-25833

UNDER THE SECURITIES ACT OF 1933

ACERAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3072298
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

505 Eagleview Blvd., Suite 212	19341
Exton, Pennsylvania	(Zip Code)
(Address of Principal Executive Office)

John Taylor

505 Eagleview Blvd., Suite 212

Exton, Pennsylvania 19341

(Name and address of agent for service)

(484) 348-1600

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This post-effective amendment withdraws from registration all shares of common stock that remain unsold under Registration Statement Nos. 333-253804, 333-248560, 333-240366, 333-240361, 333-238868, 333-210140, 333-189700, 333-186312, 333-185392, 333-178405, 333-139830, 333-136115, 333-133456, 333-133455, 333-131804, 333-126634, 333-119943 and 333-25833.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On August 4, 2023, Aceragen, Inc. (the “Company”) announced its intention to voluntarily terminate the listing of its shares of common stock, par value $0.001 per share (the “Common Stock”), from the Nasdaq Capital Market (the “Delisting”). On August 14, 2023, the Company’s shareholders approved the transfer of all or substantially all of the Company’s assets through an assignment for the benefit of creditors (the “Assignment”) and, subsequently, the Company filed a Form 25 with the Securities and Exchange Commission (the “SEC”) in connection with the Delisting. In connection with the foregoing and the undertakings in the Registration Statements (as defined below), the Company is hereby filing this Post-Effective Amendment to each of the Company’s registration statements on Form S-3 (Registration Nos. 333-253804, 333-248560, 333-240361, 333-238868, 333-210140, 333-189700, 333-186312, 333-185392, 333-178405, 333-139830, 333-136115, 333-133456, 333-133455, 333-131804, 333-126634, 333-119943 and 333-25833) (collectively, the “Registration Statements”) to terminate the effectiveness of each such Registration Statement and to remove from registration all shares of the Company’s Common Stock that remain unsold under each such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on August 16, 2023.

ACERAGEN, INC.

By:	/s/ John Taylor
John Taylor
Authorized Person

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.